Exhibit 99

USANA Health Sciences Announces First Quarter 2010 Financial Results

  Net sales increase by 22.4% to a record $119.1 million
  Earnings per share increase by 44.2% to $0.62

SALT LAKE CITY--(BUSINESS WIRE)--April 27, 2010--USANA Health Sciences, Inc. (NASDAQ: USNA) today announced financial results for its fiscal first quarter ended April 3, 2010.

Financial Performance

Net sales in the first quarter of 2010 improved 22.4% to a record $119.1 million, compared with $97.3 million in the first quarter of the prior year. This increase over the prior year was due to an overall increase in product sales, driven primarily by a 10.9% increase in the number of active Associates, which is largely the result of continued growth in our Asia Pacific region. Additionally, favorable changes in currency exchange rates increased net sales by $8.6 million in the first quarter of 2010.

Net earnings in the first quarter of 2010 were $9.6 million, or $0.62 per share, compared with $6.6 million, or $0.43 per share, in the first quarter of the prior year. This year-over-year increase in net earnings resulted from higher net sales, lower relative selling, general and administrative expenses, and improved gross profit margins. These improvements were partially offset by higher Associate incentives expenses.

Regional Results

During the first quarter of 2010, net sales in the North America region increased by 8.3%, or $4.6 million, to $60.5 million, compared with the first quarter of the prior year. In local currency, sales in this region increased by 2.0%. The sales growth in this region was primarily due to higher sales per Associate. Active Associates in the North America region, however, decreased by 3.1% to 94,000, compared with the first quarter of the prior year. Difficult economic conditions in North America continue to be a factor for Associate declines in this region.

“We are pleased to see sales growth in North America during the first quarter, particularly in the U.S., where we grew compared with both last year and the prior quarter,” said Dave Wentz, chief executive officer. “While we are disappointed with our lack of customer growth in this region, we believe that there is significant potential for growth in North America. We remain committed to regaining momentum in this important region. In fact, later this year we will introduce what we believe are exciting new products, as well as business and training tools, to assist our Associates in growing their business.”

Net sales in the Asia Pacific region for the first quarter of 2010 increased by 41.5%, or $17.2 million, to $58.6 million, compared with the first quarter of the prior year. This improvement was primarily due to an overall increase in product sales, driven by 26.4% growth in the number of active Associates. This increase in the number of active Associates was primarily the result of double-digit growth in Hong Kong and South Korea.

“We are also pleased by the rapid growth of our Asia Pacific region, which continues to report double-digit growth in both sales and Associates,” continued Wentz. “We are excited about our upcoming Asia Pacific Convention, which provides the perfect venue to launch several new products exclusive to this region and an opportunity to train, motivate, and celebrate the success of our Associates.”

Outlook

During the second quarter, we will begin to implement changes to better manage our Associate Incentives expense. These changes will include adjustments to reduce our exposure to currency fluctuations, as well as certain policy changes.

Jeff Yates, chief financial officer, said, “I am pleased with our first quarter operating results, which were stronger than expected. In light of these results, we believe that now is an opportune time to make strategic changes to help us further manage our Associate Incentives expense. These changes may, in the short-term, slow our growth or reduce our top-line results in certain markets. Importantly, as I have commented previously, we are committed to improving our operating margin and believe these changes will not only enable us to achieve this objective, but also help us strategically to drive the long-term success of our business.

“As a result of the foregoing, we are modestly increasing our financial guidance for 2010. We now project consolidated net sales to be between $470 million and $480 million and earnings per share to be between $2.50 and $2.60,” concluded Yates.

Conference Call

USANA will hold a conference call and webcast to discuss this announcement with investors on Wednesday, April 28, 2010 at 11:00AM Eastern Time. Investors may listen to the call by accessing USANA’s website at http://www.usanahealthsciences.com.

About USANA

USANA develops and manufactures high quality nutritional, personal care, and weight management products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

USANA Health Sciences, Inc.
Consolidated Statements of Earnings
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	4-Apr-09	3-Apr-10

Net sales	$97,299	$119,087
Cost of sales	19,846	23,020
Gross profit	77,453	96,067

Operating expenses
Associate incentives	41,890	54,118
Selling, general and administrative	25,330	27,458

Earnings from operations	10,233	14,491

Other income (expense)	(90)	339
Earnings before income taxes	10,143	14,830

Income taxes	3,497	5,189

NET EARNINGS	$6,646	$9,641

Earnings per share - diluted	$0.43	$0.62
Weighted average shares outstanding - diluted	15,382	15,513

USANA Health Sciences, Inc.
Consolidated Balance Sheets
(In thousands)

	As of	As of
	2-Jan-10	3-Apr-10
		(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$13,658	$21,523
Inventories	25,761	27,404
Other current assets	12,507	11,704
Total current assets	51,926	60,631

Property and equipment, net	57,241	56,625
Goodwill	5,690	5,690
Other assets	8,581	9,106
Total assets	$123,438	$132,052

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$5,810	$5,396
Other current liabilities	34,668	38,764
Total current liabilities	40,478	44,160

Line of credit	7,000	-
Other long-term liabilities	1,587	1,526
Stockholders' equity	74,373	86,366
Total liabilities and stockholders' equity	$123,438	$132,052

USANA Health Sciences, Inc.
Sales by Region
(Unaudited)
(In thousands)

	Quarter Ended
	4-Apr-09		3-Apr-10
Region
North America

United States	$36,489	37.5%	$37,606	31.6%

Canada	14,936	15.4%	17,560	14.7%

Mexico	4,470	4.6%	5,354	4.5%

North America Total	55,895	57.5%	60,520	50.8%

Asia Pacific

Southeast Asia/Pacific	19,938	20.5%	24,533	20.6%

East Asia	16,955	17.4%	28,263	23.7%

North Asia	4,511	4.6%	5,771	4.9%

Asia Pacific Total	41,404	42.5%	58,567	49.2%

Consolidated	$97,299	100.0%	$119,087	100.0%

Active Associates by Region (1)
(Unaudited)

	As of
	4-Apr-09		3-Apr-10
Region
North America

United States	58,000	31.5%	56,000	27.5%

Canada	26,000	14.1%	25,000	12.2%

Mexico	13,000	7.1%	13,000	6.4%

North America Total	97,000	52.7%	94,000	46.1%

Asia Pacific

Southeast Asia/Pacific	45,000	24.5%	44,000	21.6%

East Asia	35,000	19.0%	57,000	27.9%

North Asia	7,000	3.8%	9,000	4.4%

Asia Pacific Total	87,000	47.3%	110,000	53.9%

Total	184,000	100.0%	204,000	100.0%

(1) Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased product from USANA at any time during the most recent three-month period, either for personal use or for resale.

Active Preferred Customers by Region (2)
(Unaudited)

	As of
	4-Apr-09		3-Apr-10
Region
North America

United States	41,000	60.3%	39,000	60.0%

Canada	16,000	23.5%	15,000	23.1%

Mexico	3,000	4.4%	3,000	4.6%

North America Total	60,000	88.2%	57,000	87.7%

Asia Pacific

Southeast Asia/Pacific	7,000	10.3%	6,000	9.3%

East Asia	1,000	1.5%	1,000	1.5%

North Asia	-	0.0%	1,000	1.5%

Asia Pacific Total	8,000	11.8%	8,000	12.3%

Total	68,000	100.0%	65,000	100.0%

(2) Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased product from USANA at any time during the most recent three-month period.

CONTACT:
USANA Health Sciences, Inc., Salt Lake City
Investors contact:
Patrique Richards
Investor Relations
801-954-7961
investor.relations@us.usana.com
Media contact:
Dan Macuga
Public Relations
801-954-7280